Exhibit 23.1

Consent of Independent Auditors

We consent to the use of our reports dated March 1, 2004 and March 14, 2003 with respect to the financial statements of Lark Technologies, Inc. for the years ended December 31, 2003 and 2002 included in this Form 8-K/A of Genaissance Pharmaceuticals, Inc. filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Houston, Texas
May 13, 2004